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Exhibit 10.2

FAO, INC.

SECURITIES PURCHASE AGREEMENT

Dated as of April 3, 2003

39,000 Shares

SERIES I CONVERTIBLE PREFERRED STOCK

i

ii

FAO, INC.

SECURITIES PURCHASE AGREEMENT

Dated as of April 3, 2003

To each of the Purchasers
Listed on Schedule I hereto

Ladies and Gentlemen:

        FAO, Inc., a Delaware corporation (the "Company"), hereby agrees with the Purchasers as follows:

        Section 1.    ISSUANCE OF SECURITIES.

        Section 1.1.    Authorization.

        By the Initial Closing Date (as defined below), the Company will have duly authorized the issuance of 50,000 shares of its Series I Convertible Preferred Stock (the "Series I Preferred Stock") plus such shares as are issued by the Company in lieu of the payment of dividends thereon in cash. The Series I Preferred Stock shall have the rights, privileges and preferences set forth in a certificate of designation substantially in the form of Exhibit A.

        As used herein, the term "Series I Preferred Stock" shall include all stock certificates originally issued pursuant to this Securities Purchase Agreement (the "Agreement") and all certificates delivered in substitution or exchange for any of such stock certificates or in lieu of the payment of dividends in cash and, where applicable, shall include the singular number as well as the plural. The Series I Preferred Stock issued to the Purchasers pursuant to this Agreement, and the certificates and other instruments from time to time evidencing the same, are herein sometimes collectively called the "Securities."

        Section 1.2.    Purchase and Sale of Securities; the Closing.    The Company shall sell to the Purchasers and, subject to the terms and conditions hereof, the Purchasers shall purchase from the Company the Series I Preferred Stock, at an aggregate purchase price equal to the aggregate liquidation preference on the Series I Preferred Stock.

        The closing (the "Initial Closing") of such purchase of the Securities shall be held at 2:00 p.m., Eastern time, on the Effective Date (the "Initial Closing Date"), at the principal executive office of the Company in King of Prussia, Pennsylvania, or at such other time or place as the parties hereto may mutually agree.

        On the Initial Closing Date, the Company shall deliver to each Purchaser one or more certificates representing the Series I Preferred Stock set forth as being purchased by such Purchaser on Schedule I, registered in such Purchaser's name or in the name of such Purchaser's nominee in any denominations, all as such Purchaser may specify by notice delivered to the Company at least two days prior to the Initial Closing Date (or, in the absence of such notice, one certificate representing the Series I Preferred Stock, registered in such Purchaser's name), duly executed and dated the Initial Closing Date, against each Purchaser's delivery to the Company of immediately available funds in the amount of the purchase price.

        Section 1.3    Subsequent Sale of Securities.    If less than 39,000 shares of Series I Preferred Stock are sold at the Initial Closing, then, subject to the terms and conditions of this Agreement, the Company may sell the unsold remainder up to an aggregate of 39,000 shares of Series I Preferred Stock (as such, the "Remainder Shares") to such Persons as the Company may determine, on the same terms and conditions as those contained in this Agreement (the date of any such sale, a "Subsequent Closing Date" and such closing a "Subsequent Closing"). The purchasers of any Remainder Shares shall become, by their purchase thereof, parties to this Agreement and the Registration Rights Agreement and shall acknowledge their obligations under this Agreement and the Registration Rights Agreement in a writing delivered to the Company.

        On any Subsequent Closing Date, the Company shall deliver to each purchaser on such Subsequent Closing Date (a "Subsequent Purchaser") one or more certificates representing the Series I Preferred Stock purchased by such Subsequent Purchaser on such Subsequent Closing Date, registered in such Subsequent Purchaser's name or in the name of such Subsequent Purchaser's nominee in any denominations, all as such Subsequent Purchaser may specify by notice delivered to the Company at least two days prior to the Subsequent Closing Date (or, in the absence of such notice, one certificate representing the Series I Preferred Stock, registered in such Subsequent Purchaser's name), duly executed and dated the Subsequent Closing Date, against each Subsequent Purchaser's delivery to the Company of immediately available funds in the amount of the purchase price. The certificate or certificates provided to a Subsequent Purchaser shall accrue dividends from the date of issuance and shall have the same conversion rate as provided in the Series I Preferred Stock sold at the Initial Closing.

        The Company agrees that if it sells any Remainder Shares on terms more favorable than those offered to the Purchasers in this Agreement (including but not limited to a more favorable price, greater registration rights or additional Company representations and warranties), then the Company shall enter into an amendment hereto giving the Purchasers equivalent terms. The Purchasers and the Company agree that the Agreement Regarding Licensed Departments and the exclusion of Saks Incorporated from the obligations of the Purchasers set forth in Section 7 hereof shall not be deemed to be more favorable terms for purposes of this Securities Purchase Agreement.

        Section 1.4.    Representations of the Purchasers.    Each Purchaser represents and warrants to the Company that:

  (a)
  Authorization.

          Such Purchaser has full power and authority to enter into this Agreement, and that this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of the Purchaser.

  (b)
  Purchase Entirely for Own Account.

          This Agreement is made with such Purchaser in reliance upon the Purchaser's representation to the Company, which by its execution of this Agreement such Purchaser hereby confirms, that the Securities to be purchased by such Purchaser will be acquired for investment for such Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

  (c)
  Reliance Upon Purchasers' Representations.

          Such Purchaser understands that the Securities are not registered under the Securities Act on grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on such Purchasers' representations set forth herein. Such Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, such Purchaser has in mind merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Such Purchaser has no such intention.

  (d)
  Investment Experience.

          Such Purchaser represents that it is experienced in evaluating and investing in private placement transactions and acknowledges that it is able to fend for itself, can bear the economic risk of such Purchaser's investment, and has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of the investment in the Securities. Such Purchaser also represents that it has not been organized for the purpose of acquiring the Securities.

  (e)
  Accredited Investor.

          (1)  The term "Accredited Investor" as used herein refers to:

            (i)  A person or entity who is a director or executive officer of the Company;

            (ii)  Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 as amended; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 as amended or a business development company as defined in Section 2(a)(48) of that act; any Small Business Investment Company licensed by the United States Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958 as amended; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 as amended, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are Accredited Investors;

            (iii)  Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 as amended;

            (iv)  Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

            (v)  Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of the purchase exceeds $1,000,000;

            (vi)  Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

            (vii)  Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment; or

            (viii)  Any entity in which all of the equity owners are Accredited Investors.

          As used in this Section 1.4(e)(1), the term "net worth" means the excess of total assets over total liabilities. For the purpose of determining a person's net worth, the principal residence owned by an individual should be valued at fair market value, including the cost of improvements, net of current encumbrances. As used in this Section 1.4 (e)(1), "income" means actual economic income, which may differ from adjusted gross income for income tax purposes. Accordingly, the Purchaser should consider whether it should add any or all of the following items to the Purchaser's gross income for income tax purposes in order to reflect more accurately the Purchaser's actual economic income: any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, and alimony payments.

          (2)  Such Purchaser further represents to the Company that, except as otherwise disclosed to the Company in writing prior to such Purchaser's execution hereof, it is an Accredited Investor.

  (f)
  Restricted Securities.

          The Purchaser understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. The Purchaser acknowledges that in connection with the purchase and sale of the Securities hereunder, the Purchaser and the Company will enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit C.

  (g)
  Legends.

          To the extent applicable, each certificate or other document evidencing any of the Securities shall be endorsed with the legends substantially in the form set forth below:

          (1)  The following legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS, OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.

            THE SECURITIES, AND THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF, ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS AGREEMENT AMONG THE ISSUER AND THE ORIGINAL PURCHASERS OF THE SECURITIES.

          (2)  Any legend imposed or required by applicable state securities laws.

        Section 2. REPRESENTATIONS OF THE COMPANY. The Company represents and warrants to each of the Purchasers as of the date hereof and as of the Closing Date that:

        Section 2.1.    Organization and Authority of the Company.

          (a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to transact the business it transacts and proposes to transact. The Company has all requisite power and authority to execute and deliver this Agreement, the Securities, and any other documents or agreements contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification except such jurisdictions, if any, in which the failure to be so qualified or in good standing will not have a Material Adverse Effect on the Company.

          (b)  The execution, delivery and performance of this Agreement, the Securities, and any other documents or agreements to which the Company is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Board of Directors and its Special Committee of Independent Directors. Each of this Agreement, the Securities, and any other document or agreement to which the Company is a party contemplated hereby or thereby has been (or on the Closing Date will have been) duly authorized, executed and delivered by, and each is (or, when duly executed and delivered on the Closing Date, will be) the valid and binding obligation of, the Company, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally.

        Section 2.2.    Business, Properties and Other Information Regarding the Company.

          (a)  The Company has delivered to each of the Purchasers copies of the (i) audited report of the Company's independent accountants for the fiscal year ended February 2, 2002 containing balance sheets of the Company as of the last day of the fiscal year ended February 2, 2002, and the related statements of operations, shareholders' equity and cash flows of the Company for the fiscal year ended February 2, 2002 and (ii) the unaudited balance sheets and the related statements of operations, shareholders' equity and cash flows of the Company for the periods ended May 4, 2002, August 3, 2002 and November 2, 2002 (such financial statements being referred to collectively herein as the "Financial Statements").

          The Financial Statements fairly present the financial position of the Company as of the respective dates of such balance sheets and the results of the Company's operations for the respective periods covered by such statements of operations, shareholders' equity and cash flows. The Financial Statements are true, accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods involved. Since November 2, 2002, the Company has continued to experience operating losses and has filed for reorganization under Chapter 11 of the federal Bankruptcy Code, as disclosed in the reports filed by the Company pursuant to the Exchange Act.

          (b)  As of their respective dates, neither the Financial Statements nor any certificate executed by the Company in connection with the transactions contemplated hereby and thereby, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        Section 2.3.    Capital Stock.

          (a)  The authorized capital stock of the Company on the Closing Date is expected to consist of approximately 500,000,000 shares of Common Stock (on a pre-split basis) and 5,000,000 shares of preferred stock (on a pre-split basis) ("Preferred Stock") with the exact numbers to be provided by a certificate of the Company on the Closing Date (the "Capital Stock Certification"). On the Closing Date, the Company expects that there will be outstanding such shares of Common Stock, shares of Series I Preferred Stock convertible into shares of Common Stock and warrants for the purchase of shares of Common Stock, all in the amounts with such conversion terms as are set forth in the Schedule 2.3 on a pre-split basis. All such shares of Common Stock and Preferred

  Stock outstanding on the Closing Date will have been duly and validly issued and be fully paid and nonassessable.

          (b)  On the Closing Date, the Company will not have outstanding any capital stock or other securities convertible into or exchangeable for any of its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any of its capital stock or any securities convertible into or exchangeable for any of its capital stock, other than the capital stock noted in Sections 2.3(a) and 7.

          (c)  The Company does not have any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock or obligation evidencing the right of the holder thereof to purchase any of its capital stock, other than the Company's obligation to repurchase stock owned by an employee under the Company's Employee Stock Purchase Plan after such employee elects to withdraw from such plan. There is not in effect any agreement by the Company pursuant to which any holders of securities of the Company have a right to cause the Company to register such securities under the Securities Act, other than the registration rights set forth in the Registration Rights Agreement dated as of the date hereof with respect to Common Stock issuable upon conversion of the Series I Preferred Stock and certain other shares of Common Stock formerly subject to registration rights prior to the Bankruptcy Case Proceedings.

        Section 2.4.    Litigation; Observance of Statutes, Regulations and Orders.

          (a)  There are no actions, suits or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its properties in any court or before any arbitrator of any kind or before or by any Governmental Body except the Bankruptcy Case Proceedings, litigation disclosed in the Company's Exchange Act Documents (as defined herein) and actions, suits or proceedings arising in the ordinary course of business which individually or in the aggregate, if adversely determined, would not have a Material Adverse Effect on the Company or materially adversely affect its ability to perform its obligations under this Agreement, the Securities, and any other document or agreement contemplated hereby or thereby. The Company may have an indemnification obligation with respect to a class action suit brought against its chief executive officer and two of its directors filed February 19, 2003 in the Eastern District of Pennsylvania but does not currently believe that such case will have a Material Adverse Effect on the Company.

          (b)  The Company is not in default under any order of any court, arbitrator or Governmental Body, or subject to or a party to any Order of any court or Governmental Body arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters. The Company is not in violation of any statute or other rule or regulation of any Governmental Body the violation of which would have a Material Adverse Effect on the Company or materially adversely affect its ability to perform its obligations under this Agreement, the Securities, and any other document or agreement contemplated hereby or thereby.

        Section 2.5.    Title to Property.

          (a)  The Company has good and marketable title to its real properties and good and merchantable title to each of its other properties as are reflected on the Financial Statements, except for personal property sold or otherwise disposed of in the ordinary course of business and personal property and leases disposed of through the Bankruptcy Case Proceedings. All properties of the Company are free and clear of all Liens, other than Permitted Liens.

          (b)  The Company enjoys full and undisturbed possession under all leases necessary in any material respect for the operation of its business (the "Leases"). None of the Company's Leases contains any unusual or burdensome provisions which, individually or in the aggregate, are likely to materially impair the operation of the business of the Company. On the Closing Date, the Company's Leases will be valid and subsisting and in full force and effect, and there will be no existing material defaults by the Company or events that with notice or lapse of time or both would constitute material defaults by the Company under any of the Leases, except as may exist until cure payments are made in accordance with the Plan of Reorganization (as defined below).

        Section 2.6.    Taxes.    The Company has filed all tax returns which are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by the Company to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate. The Company knows of no proposed material tax assessment against the Company and in the opinion of the Company all tax liabilities are adequately provided for on the books of the Company.

        Section 2.7.    Compliance with Laws and Other Instruments of the Company.    The consummation of the transactions contemplated by this Agreement and the execution, delivery and performance of the terms and provisions of this Agreement, the Securities, or any other document or agreement contemplated hereby or thereby will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any material indenture, mortgage, deed of trust, bank loan or credit agreement, corporate charter, by-laws or other material agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any Order of any court, arbitrator or Governmental Body applicable to the Company, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Body applicable to the Company.

        Section 2.8.    Governmental Authorizations.    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Body is required for the issuance of the Securities or the valid execution and delivery of the Securities or for the performance by the Company of this Agreement, the Securities, and any other documents or agreements contemplated hereby and thereby other than filings of Securities Act Form D and similar filings.

        Section 2.9.    Licenses and Permits.    The Company possesses all licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names, or rights thereto, required to conduct its business substantially as now conducted and as currently proposed to be conducted, without known conflict with the rights of others.

        Section 2.10.    Compliance with ERISA.

          (a)  Neither the Company nor any Related Person (as defined below) has breached the fiduciary rules of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or engaged in any transaction in connection with which the Company or any Related Person could be subjected to a suit for damages, a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), in any such case which would be materially adverse to the Company. For purposes of this Section 2.10, a "Related Person" shall mean any trade or business, whether or not incorporated, which, together with the Company, would be treated as a single employer under Section 414 of the Code.

          (b)  Neither any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the

  Company or any Related Person or with respect to which the Company or any Related Person is or has been obligated to contribute (a "Plan") nor any trust created under any Plan has been terminated within the meaning of Title IV of ERISA since September 2, 1974 under circumstances that could result in liability which could be materially adverse to the Company. Other than premiums due and owing in the normal course, no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been incurred and remains unsatisfied or is expected by the Company to be incurred with respect to any Plan by the Company or any Related Person which is or would be materially adverse to the Company. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any Plan which presents a risk of termination of any such Plan by the PBGC under circumstances which in any case could result in liability which would be materially adverse to the Company.

          (c)  Neither the Company nor any Related Person has within the past six years contributed, or had any obligation to contribute, to a single employer plan that has at least two contributing sponsors not under common control or has ceased operations at a facility under circumstances which could result in liability under Section 4068(f) of ERISA.

          (d)  There is no multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any Related Person is or has ever been obligated to contribute under Title IV of ERISA.

          (e)  No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan. Full payment has been made within the time required under Section 412 of the Code of all amounts that the Company or any of its Related Persons is required under the terms of each Plan and applicable law to have paid as contributions to such Plan as of the date hereof. Each Plan satisfies the minimum funding standard of Section 412 of the Code.

          (f)  Neither the Company nor any Related Person has engaged in any transaction that could result in the incurrence of any liabilities under Section 4069 or Section 4212 of ERISA.

          (g)  The Company is not a party in interest with respect to any employee benefit pension plan, except for the Company's Employee Stock Ownership Plan and 401(k) Plan and securities of the Company are not employer securities with respect to any employee benefit pension plan other than the above listed plans. For such purpose, the term "employee benefit pension plan" shall have the meaning assigned to such term in Section 3 of ERISA and the term "employer security" shall have the meaning assigned to such term in Section 407(d)(1) of ERISA. The execution and delivery of this Agreement, the Securities and any other agreements or instruments executed in connection herewith and therewith will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

        Section 2.11.    Investment Company Act.    The Company is not an investment company or a person directly or indirectly controlled by or acting on behalf of an investment company within the meaning of the Investment Company Act of 1940, as amended.

        Section 2.12.    Environmental Compliance.    The Company has obtained and is in compliance with all permits, licenses, and other authorizations that are required under all Environmental Laws (as hereinafter defined), including laws relating to emissions, discharges, releases or threatened releases of contaminants into the environment (including, without limitation, ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of contaminants, except to the extent that failure to have any such permit, license or other authorization does not have a Material Adverse Effect on the Company.

        Section 2.13.    Maintenance of Insurance.    The Company carries insurance covering its properties and business adequate and customary for the type and scope of the properties and business.

        Section 2.14.    Labor Relations.    To the best knowledge of the Company, no material unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five years against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Body. During that period, the Company has complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation, those relating to immigration, wages, hours and collective bargaining.

        Section 2.15.    Assumptions or Guaranties of Indebtedness of Other Persons.    The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) on any Indebtedness of any other Person, other than its wholly-owned subsidiaries.

        Section 2.16.    Disclosure.    The Company has provided or made available to Purchaser copies of its Annual Report on Form 10-K for the fiscal year ended February 2, 2002 (including all amendments thereto), and its quarterly reports on Form 10-Q for the periods ended May 4, 2002, August 3, 2002 and November 2, 2002, which include the Financial Statements (the "Exchange Act Documents"). Such documents are true, accurate and complete as of their respective dates in all material respects. Neither this Agreement, the Financial Statements, the Exchange Act Documents nor any other agreement, document, certificate or written statement furnished to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact.

        Section 2.17.    Valid Issuance of Preferred and Common Stock.    The Series I Preferred Stock that is being purchased by the Purchasers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series I Preferred Stock being purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Series I Preferred Stock, as set forth in the Certificate of Designation, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

        Section 3.    CONDITIONS OF CLOSING.    Except as otherwise noted, each Purchaser's obligation to purchase and pay for the Securities to be purchased by such Purchaser on the Closing Date shall be subject to the satisfaction on or before the Closing Date of the conditions hereinafter set forth.

        Section 3.1.    Proceedings Satisfactory.    All proceedings taken on or prior to the Closing Date in connection with the issuance of the Securities and the consummation of the transactions contemplated hereby and all documents and papers relating thereto shall be reasonably satisfactory in form and substance to the Purchasers, and they shall have received copies of such documents, papers, and certificates of officers of the Company, all in form and substance reasonably satisfactory to the Purchasers, as they may reasonably request in connection therewith.

        Section 3.2.    Agreement Regarding Licensed Departments.    Solely with respect to the obligation of Saks, the Agreement Regarding Licensed Departments shall be effective and no substantive breach thereof shall have occurred.

        Section 3.3.    Representations True; Officer's Certificate.    All representations and warranties of the Company contained in Section 2 shall be true in all material respects, in each case on and as of the

Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; the Company shall have performed all agreements on its part required to be performed under this Agreement on or prior to the Closing Date; the Company shall not have consolidated with, merged into, or sold, leased or otherwise disposed of its properties as an entirety or substantially as an entirety to any Person; all conditions specified in Section 3 shall have been satisfied to the reasonable satisfaction of the Purchasers; and the Purchasers shall have received a certificate signed by the President or the principal financial officer of the Company, dated the Closing Date, certifying to the effect that all conditions specified in Section 3 shall have been satisfied.

        Section 3.4.    Purchase Permitted by Applicable Laws.    The sale by the Company and the payment for the Securities to be purchased by the Purchasers (i) shall not be prohibited by any applicable law or governmental regulation, release, interpretation or opinion, (ii) shall not subject any Purchaser to any penalty under or pursuant to any applicable law or governmental regulation, and (iii) shall be permitted by the laws and regulations of the jurisdictions to which any Purchaser is subject.

        Section 3.5.    Securities.    The Securities shall have been duly issued by the Company in the form attached as Exhibit B, with only such changes or additions as the Purchasers shall, in their reasonable judgment, require and all governmental charges payable in connection therewith shall have been paid (or payment shall have been provided for) in full, and shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived without each Purchaser's prior written consent. A Certificate of Designation in substantially the form of Exhibit A shall have been filed with the Secretary of State of the State of Delaware and shall be effective.

        Section 3.6.    Registration Rights Agreement.    The Company shall have entered into the Registration Rights Agreement substantially in the form set forth as Exhibit C hereto.

        Section 3.7.    Shareholders Agreement.    The Company and each Purchaser shall have entered into the Shareholders Agreement substantially in the form set forth as Exhibit D hereto.

        Section 3.8.    Third-Party Consents.    The Company shall have received all third-party and Governmental Body consents and waivers referred to in Section 2.8 above or otherwise necessary to permit consummation of the transactions contemplated hereunder.

        Section 3.9.    Confirmation of Plan of Reorganization.    All of the conditions precedent to the Effective Date, as such term is defined in the First Amended Joint Plan of Reorganization of FAO, Inc., and its Debtor Subsidiaries pursuant to the Bankruptcy Case Proceedings (the "Plan of Reorganization"), shall have been satisfied in accordance with the terms of the Plan of Reorganization on or before May 15, 2003. The Plan of Reorganization shall not have been amended nor shall any condition to the Effective Date have been waived in any respect that materially adversely affects any Purchaser without, in each case, the written consent of such Purchaser.

        Section 3.10.    Total Investments.    At least 27,000 shares of the Series I Preferred Stock shall have been issued to the Purchasers, and the Company shall have received at least $27 million in payment therefor.

        Section 4.    DEFINITIONS.

        Section 4.1.    Definitions.    Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

        "Affiliate" means a Person (i) that directly or indirectly controls, or is controlled by, or is under common control with, the Company, (ii) that beneficially owns ten percent (10%) or more of the Voting Stock of the Company, or (iii) ten percent (10%) or more of the Voting Stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of the equity interest) of which is owned by the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning ascribed thereto in Section 1.1.

        "Agreement Regarding Licensed Departments" means the Agreement Regarding Licensed Departments of even date with this Agreement between Saks and the Company.

        "Bankruptcy Case Proceedings" means all proceedings and actions relating to the Chapter 11 Bankruptcy Case In re: FAO, Inc., a Delaware corporation, et al., Debtors, filed on January 13, 2003 in the U.S. Bankruptcy Court for the District of Delaware (Case No. 03-10119 (LK)).

        "Board of Directors" means either the Board of Directors of the Company or any duly authorized committee of that board.

        "Business Day" means any day other than a Saturday, Sunday or a day on which banks in the State of California are required or permitted to close.

        "Capital Lease" means any lease of property that, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder, if so capitalized, should be disclosed in a note to such balance sheet; and "Capital Lease Obligation" means the amount of the liability with respect to a Capital Lease that should be so capitalized or disclosed.

        "Closing" has the meaning ascribed thereto in Section 1.2.

        "Closing Date" has the meaning ascribed thereto in Section 1.2.

        "Code" has the meaning ascribed thereto in Section 2.10.

        "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act and the Exchange Act.

        "Common Stock" has the meaning ascribed thereto in Section 1.1.

        "Commitment" means the liability of a Purchaser (other than Saks) to provide an LC pursuant to Section 7, which shall be in the same proportion that the number of shares of Series I Preferred Stock originally purchased by such Purchaser hereunder bears to (i) the total number of shares of Series I Preferred Stock sold hereunder minus (ii) the number of such shares sold to Saks.

        "Company" means FAO, Inc., a Delaware corporation.

        "Conversion Price" means the conversion price of the Series I Preferred Stock, as defined in Section IV.A.(i) of its Certificate of Designation.

        "Effective Date" has the meaning ascribed thereto in Section 3.9.

        "Environmental Law" or "Environmental Laws" mean any law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

        "ERISA" has the meaning ascribed thereto in Section 2.10.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at any applicable time.

        "Exchange Act Documents" has the meaning ascribed thereto in Section 2.16.

        "Financial Statements" has the meaning ascribed thereto in Section 2.2.

        "GAAP" means generally accepted accounting principles as in effect at the time of application to the provisions hereof.

        "Governmental Body" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, foreign or domestic, or any financial or other rating agency.

        "Guarantee" means any guarantee or other contingent liability, direct or indirect, with respect to any Indebtedness of another person, through an agreement or otherwise, including, without limitation, (i) any endorsement (otherwise than for collection or deposit in the ordinary course of business) or discount with recourse or undertaking substantially equivalent to or having similar economic effect of a guarantee with respect to any such Indebtedness, and (ii) any agreement (A) to purchase, or to advance or supply funds for the payment or purchase of, any such Indebtedness of another, (B) to purchase, sell or lease property, products, materials or supplies, or transportation or services, primarily for the purpose of enabling such other person to pay such Indebtedness or to assure the owner thereof against loss regardless of the delivery or non-delivery of the property, products, materials or supplies or transportation or services, or (C) to make any loan, advance, capital contribution or other investment in such other person to assure a minimum equity, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other person. The amount of any Guarantee shall be equal to the outstanding principal amount of the Indebtedness guaranteed, unless some lesser limitation is specifically stated in such Guarantee.

        "Holder" means each of the Purchasers and any other Person that becomes a registered holder of any of the Series I Preferred Stock as registered on the books of the Company.

        "Indebtedness" means any obligation for borrowed money or for which interest is customarily paid, but in any event shall include without limitation (i) any obligation owed for all or any part of the purchase price of property, services or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased or services rendered in the ordinary course of business, (ii) any obligations secured by any Lien in respect of property even though the person owning the property has not assumed or become liable for the payment of such obligation, (iii) any Capital Lease Obligation, (iv) any Guarantee with respect to Indebtedness (of the kind otherwise described in this definition) of another person, and (v) obligations in respect of letters of credit, surety bonds and completion bonds.

        "Initial Equity Capitalization" means the total number of shares of Common Stock outstanding as of the Closing Date and into which all securities of the Company outstanding as of the Closing Date that are convertible into, are exchangeable for or have other rights exercisable for, shares of Common Stock, may be converted, exchanged or otherwise exercised.

        "Kayne Purchasers" means Fred Kayne, Richard Kayne, and their respective affiliates and successors.

        "Leases" has the meaning ascribed thereto in Section 2.5.

        "Lien" means, as to any person, any mortgage, lien, pledge, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any Indebtedness, conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of the person, or the signing or filing of a financing statement which names the person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

        "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, prospects, properties, condition (financial or otherwise) or operations of such Person.

        "Order" means any order, writ, injunction, decree, judgment, award, determination, direction or demand.

        "Original Purchasers" means the original purchasers of Series I Preferred Stock under this Agreement, including the purchasers of any Remainder Shares hereunder.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Liens" means:

          (a)  Liens for taxes, assessments, or governmental charges or claims the payment of which is not yet past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

          (b)  statutory Liens of landlords, carriers, warehousemen, mechanics, or materialmen, and other Liens imposed by law and incurred in the ordinary course of business, that are for sums not yet delinquent for a period of more than thirty (30) days or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor;

          (c)  Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security laws;

          (d)  any attachment or judgment Lien; provided that (i) the time for the appeal or petition for rehearing of such judgment lien shall not have expired; (ii) the Company in good faith shall be prosecuting an appeal or proceeding for review with respect to which execution has been stayed pending such appeal or which is vacated or discharged within thirty (30) days of the termination of such stay; or (iii) with respect to which payment in full above any applicable deductible is covered by insurance (so long as no reservation of rights has been made by the insurer in connection with such coverage), and Liens incurred to secure any surety bonds, appeal bonds, supersedeas bonds, or other instruments serving a similar purpose in connection with the appeal of any such judgment or any proceeding to which the Company is a party;

          (e)  minor survey exceptions, easements and licenses, reservations of, or rights of others for, rights-of-way, highway and railroad crossings, sewers, electric lines, telegraph and telephone lines, and other similar purposes, or zoning or other restrictions or similar charges with respect to the use of real properties not incurred in connection with Indebtedness of the Company or materially detracting from the value of such properties; and

          (f)  any Lien on the Company's assets or properties to secure payment to a lender to the Company.

        "Person" shall include an individual, a corporation, an association, a partnership, a limited liability company, a limited liability partnership, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity.

        "Plan of Reorganization" shall have the meaning ascribed thereto in Section 3.9.

        "Purchasers" means the Purchasers listed on Schedule I hereto and their successors and assigns.

        "Remainder Shares" has the meaning ascribed thereto in Section 1.3.

        "Retained Securities" means the Common Stock not previously sold by any of the Original Purchasers that is issued or issuable upon conversion of the Series I Preferred Stock.

        "Saks" shall mean Saks Incorporated, a Tennessee corporation.

        "Securities" has the meaning ascribed thereto in Section 1.1.

        "Securities Act" means the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at any applicable time.

        "Voting Stock" means any equity security entitling the holder of such security to vote at meetings of shareholders except an equity security which entitles the holder of such security to vote only upon the occurrence of some contingency, unless that contingency shall have occurred and be continuing.

        Section 4.2.    Accounting Terms.    All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all balance sheets and other financial statements shall be prepared in accordance with GAAP, except in the case of unaudited financial statements which are subject to year-end audit adjustments and the absence of footnotes.

        Section 5.    REGISTRATION, TRANSFER AND EXCHANGE OF SECURITIES; LOST SECURITIES.    The Company shall keep at its principal executive office a register in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), it shall provide for the registration and transfer of the Securities.

        The Securities may not be sold, transferred, pledged or hypothecated unless the proposed transaction does not require registration or qualification under federal or state securities laws or unless the proposed transaction is registered or qualified as required.

        The Holder of any of the Securities may, at such Holder's option, surrender the same for transfer or exchange at the principal executive office of the Company, accompanied in the case of a transfer or assignment by a written instrument of transfer or assignment in form satisfactory to the Company duly executed by the registered Holder thereof or by such Holder's attorney duly authorized in writing. In case any Holder shall so request the transfer, assignment or exchange of any Security, the Company at its expense shall execute and deliver in exchange therefor one or more new Securities, as may be requested by such Holder, in the same denomination or denominations as the Securities or Securities so surrendered.

        The Company and any agent of the Company may treat the Person in whose name any Security is registered as the owner of such Security for the purpose of receiving payment of dividends and for all other purposes whatsoever.

        Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of any Security, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, upon surrender and cancellation of such Security or receipt of such indemnity, the Company shall make and deliver in lieu of such Security a new Security in the same denomination.

        Notwithstanding the foregoing provisions of this Section, if any Security of which any Purchaser or any other institutional Holder is the owner is lost, stolen or destroyed, then the affidavit of such Purchaser or such Holder's Treasurer or Assistant Treasurer (or other responsible official), setting forth the name of the owner of such Security and the circumstances with respect to such loss, theft or destruction, shall be accepted as satisfactory evidence thereof, and no indemnity shall be required as a condition to the execution and delivery by the Company of a new Security in lieu of such Security (or as a condition to the payment thereof, if due and payable) other than a Purchaser's or such Holder's written agreement to indemnify the Company.

        Section 6.    TAXES.    The Company shall pay all taxes (including interest and penalties), other than taxes imposed on the income of the Purchasers, which may be payable in respect of the execution and delivery of this Agreement or of the execution and delivery of any of the Common Shares or of any amendment of, or waiver or consent under or with respect to, this Agreement or any of the Common Shares and shall save each Purchaser harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax.

        Section 7.    LETTER OF CREDIT COMMITMENT

        Section 7.1    LC Commitment.    Notwithstanding anything herein to the contrary, the obligations of the Purchasers contained in this Section 7 shall not apply to Saks. The Company may request that the Purchasers cause the issuance of a letter of credit in favor of the Company's senior lenders (the "LC") on the terms set forth in this Section 7. The Purchasers shall not be required to comply with more than one request by the Company for an LC pursuant to this Section 7.

        Section 7.2    Commitment Provisions.    The Purchasers shall cause the issuance of the LC so requested by the Company provided that:

          (a)  The aggregate stated amount of the LC shall not exceed $5 million;

          (b)  The expiry of the LC shall not be later than November 30, 2003;

          (c)  The issuance date shall not be earlier than June 1, 2003; and

          (d)  The Company shall execute such documentation to apply for and support the issuance of the LC as may be required by the issuer of the LC, which may be one of the Company's senior lenders (the "LC Issuer").

        Section 7.3    Payments to Purchasers for Commitment.    The Company shall pay to the Purchasers (other than Saks), pro rata in proportion to each Purchaser's Commitment, the following compensation for the Purchasers' performance of its obligations under this Section 7:

          (a)  On the Closing Date, the Company shall pay to the Purchasers $100,000; and

          (b)  If the Company makes a request for an LC, then within 20 days after the LC has been issued, the Company shall issue to the Purchasers five-year warrants exercisable at the Conversion Price to purchase an amount of Common Stock equal to three percent (3%) of the Initial Equity Capitalization or, if the stated amount of the LC is less than $5 million, a pro-rata portion of such three percent (3%).

  In addition, the Company shall pay on demand all customary issuance, processing, negotiation, amendment and administrative fees and other amounts charged by the Issuer on account of, or in respect to, the LC.

        Section 7.4    Purchaser Compensation for LC Draws.    If the LC is drawn upon by the beneficiary thereof, the Company shall provide to the Purchasers (other than Saks), pro rata in proportion to each Purchaser's Commitment, the following compensation:

          (a)  One-year senior notes (the "LC Notes") of the Company in an aggregate principal amount equal to the stated amount of the LC, secured by a perfected first priority lien (subject to Section 7.9) on the Company's equipment bearing interest at a rate of ten percent (10%) per annum and subject to an intercreditor agreement with the Company's senior lenders regarding limitations on foreclosure of collateral and other remedies, and

          (b)  If the LC Notes have not been repaid on or before November 30, 2003, five-year warrants exercisable at the Conversion Price to purchase an amount of Common Stock equal to four percent (4%) of the Initial Equity Capitalization or, if the stated amount of the LC is less than $5 million, a pro-rata portion of such four percent (4%).

        Section 7.5    Limitations of Liability.    The Purchasers shall not be liable to the Company on account of:

          (a)  The delay or refusal of the LC Issuer to issue the LC;

          (b)  The action or inaction of the LC Issuer or a Purchaser on account of or in respect to, any LC;

          (c)  The performance by the beneficiary of the LC of that beneficiary's obligations to the Company;

          (d)  The form, sufficiency, correctness, genuineness, authority of any person signing, falsification or legal effect of, any documents called for under any LC if such documents on their face appear to be in order; or

          (e)  Any inaccuracy, interruption, error or delay in transmission or delivery by post or electronic means, or for the inaccuracy of translation;

  except, in each case, where there is a specific finding in a judicial proceeding (in which the Purchasers had an opportunity to be heard), that the subject action or omission to act was in bad faith, grossly negligent or constituted willful misconduct, by or of the Purchasers.

        Section 7.6    Cash Collateral.    The Purchasers shall, to the extent required by the LC Issuer, provide cash collateral for the LC pro rata in proportion to each Purchaser's Commitment.

        Section 7.7    ISP98.    Except to the extent otherwise expressly provided under this Section or agreed in writing between the LC Issuer and the Company, the LC will be governed by the International Standby Practices ISP98 (adopted by the International Chamber of Commerce on April 6, 1998) and any respective subsequent revisions thereof.

        Section 7.8    Agreements of LC Issuer.    The Purchasers shall cause the LC Issuer to agree that:

          (a)  any action taken or omitted by the LC Issuer, its correspondents, or any advising, negotiating or paying bank with respect to the LC and the related drafts and documents, shall be done in good faith and in compliance with law; and

          (b)  the Company shall not be required to indemnify the LC Issuer, its correspondents or any advising, negotiating or paying bank with respect to any LC for any claims, damages, losses, liabilities, costs or expenses to the extent caused by (x) willful misconduct or gross negligence of the LC Issuer, its correspondents, or any advising, negotiating or paying bank with respect to the LC in determining whether a request presented under the LC complied with the terms and conditions of the LC or (y) the LC Issuer's failure to pay under the LC after presentation to it of a request strictly complying with the terms and conditions of such LC.

        Section 7.9    Subordination to Outstanding Equipment Notes.

          (a)  The Purchasers, for themselves and their successors, each agree that the payment of the principal of or any other amounts due on the LC Notes is subordinated in right of payment, to the extent and in the manner stated in this Section 7.9, to the prior payment in full of all Senior Debt. For purposes hereof, "Senior Debt" means the principal of, interest on (including any interest accruing after the commencement of any bankruptcy proceeding or which would have accrued but for such proceeding whether or not allowed) and other amounts due on or with respect to $4 million in aggregate principal amount of Equipment Notes issued to affiliates of Kayne Anderson Capital Advisors, L.P., Richard Kayne and Fred Kayne under the Bankruptcy Case Proceedings.

          (b)  Anything in the LC Note to the contrary notwithstanding, no payment or other distribution on account of principal of or redemption of, or other amounts due on the LC Notes, and no redemption, purchase, or other acquisition of LC Notes, shall be made by or on behalf of the Company (i) unless full payment of amounts then due for principal and interest and of all other amounts then due on all Senior Debt has been made or duly provided for in cash pursuant to the terms of the instrument, if any, governing such Senior Debt, (ii) if, at the time of such payment, redemption, purchase or other acquisition, or immediately after giving effect thereto, there shall exist under any Senior Debt, or any agreement pursuant to which any Senior Debt is issued, any default, which default shall not have been cured or waived and which default shall have resulted in the full amount of such Senior Debt being due and payable or (iii) if, at the time of such payment, redemption, purchase or other acquisition, the Purchasers shall have received written notice from the holders of any Senior Debt or their representative or representatives (a "Payment Blockage Notice") that there exists under such Senior Debt, or any agreement pursuant to which such Senior Debt is issued, any default, which default shall not have been cured or waived, permitting the holders thereof to declare the full amount of such Senior Debt due and payable, but only for the period (the "Payment Blockage Period") commencing on the date of receipt of the Payment Blockage Notice and ending (unless earlier terminated by notice given to the Purchasers by the holders of such Senior Debt) on the earlier of (a) the date on which such event of default shall have been cured or waived or (b) 180 days from the receipt of the Payment Blockage Notice unless payment or distribution with respect to the LC Notes is otherwise not then permitted. Upon termination of a Payment Blockage Period, payments on account of principal of the LC Notes (other than amounts due and payable by reason of the acceleration of the maturity of the LC Notes) and redemptions, purchases or other acquisitions may be made by or on behalf of the Company, if otherwise permitted hereunder. Notwithstanding anything herein to the contrary, (A) only one Payment Blockage Notice may be given during any period of 360 consecutive days with respect to the same event of default and any other events of default on the same Senior Debt existing and known to the person giving such notice at the time of such notice and (B) no new Payment Blockage Period may be commenced by the holder or holders of the same Senior Debt or their representative or representatives during any period of 360 consecutive days unless all events of default which were the object of the immediately preceding Payment Blockage Notice, and any other event of default on the same Senior Debt existing and known to the Person giving such notice at the time of such notice, have been cured or waived.

          In the event that, notwithstanding the provisions of this Section 7.9(b), payments are made by or on behalf of the Company in contravention of the provisions of this Section 7.9(b), such payments shall be held by the Purchasers in trust for the benefit of, and shall be paid over to and delivered to, the holders of Senior Debt or their representative for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full accordance with the terms of such Senior Debt, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

          (c)  The Company shall give prompt written notice to the Purchasers of any event of default under any Senior Debt or under any agreement pursuant to which any Senior Debt may have been issued.

          So long as any Senior Debt remains unpaid, the Purchasers shall not accelerate, or cause to be accelerated, the LC Notes, or exercise any remedies with respect to any event of default occurring with respect to the LC Notes for a period of no less than 180 days after the Purchasers have delivered to the holders of the Senior Debt notice of the occurrence of any event of default. If the event of default is cured or waived or shall have ceased to exist within such 180 day period (and payment of all amounts then due on the LC Notes without acceleration shall constitute a cure of any Event of Default resulting from the failure to make such payment when due), then the Purchasers shall not be entitled to declare the LC Notes due prior to their stated maturity because of such event of default.

          (d)  Upon (a) any acceleration of the principal amount due on the LC Note because of an event of default or (b) any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other dissolution, winding up, liquidation or reorganization of the Company):

            (i)  the holders of the Senior Debt shall first be entitled to receive payment in full of the principal thereof, the interest thereon and any other amounts due thereon before the Purchasers are entitled to receive payment on account of the principal of or any other amounts due on the LC Notes.

            (ii)  any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section with respect to the LC Note, to the payment in full without diminution or modification by such plan of all Senior Debt), to which the Purchaser would be entitled except for the provisions of this Section, shall be paid by the liquidating trustee or agent or other person making such a payment or distribution, directly to the holders of Senior Debt (or their representative(s) or trustee(s) acting on their behalf), ratably according to the aggregate amounts remaining unpaid on account of the principal of or interest on and other amounts due on the Senior Debt held or represented by each, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt; and

            (iii)  in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section with respect to the LC Notes, to the payment in full without diminution or modification by such plan of all Senior Debt) shall be received by the Purchasers before all Senior Debt is paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and be paid over to upon request by a holder of the Senior Debt, the holders of the Senior Debt remaining unpaid (or their representatives) or trustee(s) acting on their behalf, ratably as aforesaid, for application to the payment of such Senior Debt until all such Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

        Subject to the payment in full of all Senior Debt, the Purchasers shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt until the principal of the LC Notes shall be paid in full. For purposes of such subrogation, no such payments or distributions to the holders of Senior Debt of cash, property or securities that otherwise would have been payable or distributable to the Purchasers shall, as between the Company, its creditors other than the holders of Senior Debt, and the Purchasers, be deemed to be a payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Section are and are intended solely for the purpose of defining the relative rights of the Purchasers, on the one hand, and the holders of Senior Debt, on the other hand.

        Nothing contained in this Section is intended to or shall impair, as between the Company and its creditors, other than the holders of Senior Debt, the obligation of the Company, which is absolute and unconditional, to pay to the Purchasers the principal of the LC Notes as and when the same shall become due and payable in accordance with the terms of the LC Notes, or is intended to or shall affect the relative rights of the Purchasers and creditors of the Company, other than holders of Senior Debt, nor shall anything herein or therein prevent the Purchasers from exercising all remedies otherwise permitted by applicable law upon default under the LC Notes, subject to the rights, if any, under this Section of the holders of Senior Debt in respect of cash, property and securities of the Company received upon the exercise of any such remedy. Upon distribution of assets of the Company referred to in this Section, the Purchasers shall be entitled to rely upon a certificate of the liquidating trustee or agent or other person making any distribution to the Purchasers for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section.

        Section 8.    MISCELLANEOUS.

        Section 8.1.    Indemnification.    The Company hereby agrees to indemnify, exonerate and hold each Purchaser and each of their respective partners and Affiliates, and their shareholders, officers, directors, employees and agents, free and harmless from and against any and all actions, causes of action, suits, litigation, losses, liabilities and damages, investigations or proceedings instituted by any Governmental Body or any other Person, and expenses in connection therewith, including without limitation reasonable attorneys' fees and disbursements, incurred by the indemnitee or any of them as a result of, or arising out of, or relating to (a) any transaction financed or to be financed in whole or in part directly or indirectly with proceeds from the sale by the Company of any Securities hereunder (including in connection with the LC), or (b) the execution, delivery, performance or enforcement of this Agreement or any instrument contemplated hereby by any of the indemnitees, except in each such case to the extent any such indemnified liabilities arise on account of such indemnitee's gross negligence, willful misconduct or bad faith.

        Section 8.2.    Expenses.    The Company and Purchasers each agree to pay all their own costs and expenses in connection with the preparation, execution and delivery of this Agreement, the Securities and other instruments and documents to be delivered hereunder.

        Section 8.3.    Amendments, Waiver and Consents.    Subject to the provisions of Section 1.3, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and, to the extent that such amendment would materially adversely affect the rights of any Purchaser under this Agreement in the aggregate, the written consent of such Purchaser. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company.

        Section 8.4.    Reliance on and Survival of Representations.    All agreements, representations and warranties of the Company contained in this Agreement and in any certificates or other instruments delivered pursuant to this Agreement shall (i) be deemed to be material and to have been relied upon by the Purchasers, notwithstanding any investigation heretofore or hereafter made by any Purchaser or on such Purchaser's behalf, and (ii) survive the execution and delivery of this Agreement and the Securities, and shall continue in effect so long as any Security is outstanding.

        Section 8.5.    Successors.    This Agreement shall bind and inure to the benefit of and be enforceable by the Company, each of the Purchasers, and the Purchasers' respective successors, and, in addition, shall inure to the benefit of and be enforceable by each Person who shall from time to time be a Holder of any of the Securities. None of the Purchasers or the Company may assign its respective rights under this Agreement.

        Section 8.6.    Notices.    All notices and other communications provided for in this Agreement shall be in writing and delivered, telecopied or mailed, first class postage prepaid, addressed:

          (a)  If to the Company:

      FAO, Inc.
      2520 Renaissance Boulevard
      King of Prussia, PA 19406
      Attention: Legal
      Facsimile: (610) 278-7804

          with a copy to:

      Fulbright & Jaworski L.L.P.
      865 S. Figueroa, 29th Floor
      Los Angeles, CA 90017
      Attention: Victor Hsu, Esq.
      Facsimile: (213) 680-4518

          (b)  If to the Holders, at the addresses set forth on the applicable signature page (in the case of any Purchaser) and as may be designated by notice to the Company.

        Any such notice or communication shall be deemed to have been duly given when delivered, telecopied or mailed as aforesaid. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telecopy) the confirmation being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        Section 8.7.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        Section 8.8.    Governing Law.    This Agreement and the Securities and (unless otherwise provided) all amendments, supplements, waivers and consents relating hereto or thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

        Section 8.9.    Waiver of Jury Trial.    EACH PURCHASER, EACH HOLDER, BY ITS ACCEPTANCE OF ANY OF THE SECURITIES, AND THE COMPANY, EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES, OR ANY OTHER AGREEMENTS RELATING TO THE SECURITIES OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Purchasers and the Company each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each shall continue to rely on the waiver in their related future dealings. The Purchasers and the Company further represent and warrant that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE SECURITIES, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE SECURITIES. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.

        Section 8.10    [Intentionally omitted]

        Section 8.11    Entire Agreement.    This Agreement, including the other writings referred to herein (including without limitation the effective versions of the Exhibits to this Agreement) or delivered pursuant hereto, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

        Section 8.12    Exculpation Among Purchasers; Due Diligence.    Each Purchaser acknowledges that such Purchaser is not relying upon any Person other than the Company in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents or employees of any Purchaser shall be liable for any action taken or omitted to be taken at any time by any of them in connection with the Series I Preferred Stock (and the Common Stock issued upon conversion of the Series I Preferred Stock). Each Purchaser acknowledges that it is aware that the Company filed for protection under chapter 11 of the federal Bankruptcy Code on January 13, 2003 and will be emerging from bankruptcy simultaneously with the consummation of this Agreement. In addition, each Purchaser acknowledges that it is relying only on the representations and warranties of the Company set forth in this Agreement and the Registration Rights Agreements and that it has had an opportunity to request and has received any information it wanted to evaluate in performing its diligence and making its decision to purchase the Series I Preferred Stock.

[Remainder of page intentionally left blank]

        Each Purchaser is requested to sign the form of acceptance in the space provided below whereupon this Agreement shall become a binding agreement between such Purchaser and the Company.

Very truly yours,
FAO, INC.
By:	/s/ RAYMOND SPRINGER Raymond P. Springer Executive Vice President

        The foregoing Agreement is hereby accepted as of the date first above written:

FRED KAYNE, an Individual
By:	/s/ FRED KAYNE
1800 Avenue of the Stars, Suite 310 Los Angeles, CA 90067

        The foregoing Agreement is hereby accepted as of the date first above written:

SAKS INCORPORATED, a Tennessee corporation
By:	/s/ CHARLES J. HANSEN Charles J. Hansen Senior Vice President and Deputy General Counsel
Saks Incorporated 750 Lakeshore Parkway Birmingham, AL 35211

        The foregoing Agreement is hereby accepted as of the date first above written:

KAYNE ANDERSON CAPITAL ADVISORS, LP, a California limited partnership
By	Kayne Anderson Investment Management, Inc. a Nevada corporation
	By	/s/ DAVID SHLADOVSKY David Shladovsky General Counsel
Kayne Anderson Capital Advisors, LP 1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067

        The foregoing Agreement is hereby accepted as of the date first above written:

RICHARD KAYNE, an Individual
By:	/s/ RICHARD KAYNE
Kayne Anderson Capital Advisors, LP 1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067

        The foregoing Agreement is hereby accepted as of the date first above written:

HANCOCK PARK CAPITAL II LP, a California limited partnership
By	Hancock Park Associates III
	By	/s/ M.J. FOURTICQ M.J. Fourticq General Partner
Hancock Park Associates 10323 Santa Monica Blvd., Suite 101 Los Angeles, CA 90025

        The foregoing Agreement is hereby accepted as of the date first above written:

PCG Tagi, LLC (Series H)
By:	/s/ GREGG W. RITCHIE Gregg W. Ritchie Chief Financial Officer
c/o Pacific Capital Group 360 North Crescent Drive, North Building Beverly Hills, CA 90210

SCHEDULE I

PURCHASERS	AMOUNT OF SHARES PURCHASED	PRICE
Saks Incorporated	5,000	$5,000,000
Fred Kayne	5,000	$5,000,000
Kayne Anderson Capital Advisors, L.P.	7,000	$7,000,000
Richard Kayne	6,000	$6,000,000
Hancock Park Capital II, L.P.	5,000	$5,000,000
PCG Tagi, LLC (Series H)	2,000	$2,000,000

S-1

Schedule 2.3

Capitalization

        The equity capitalization of FAO is expected to be as follows on the Closing Date:

Security	Common Equivalents
Series I Convertible Preferred Stock*	296,116,962
Common Stock**	39,496,548
5 year Warrants exercisable at $.13 per share of Common Stock***	7,418,512

Total:	343,513,440

*
Assumes 30,000 shares of Series I Preferred Stock are issued under the Agreement at a Conversion Price of $.13 per share. Includes $4 million in aggregate principal amount of Equipment Notes received by Kayne Anderson affiliates and Fred Kayne in compromise of their claims in the Bankruptcy Case Proceedings that may be converted into Series I Preferred Stock. Includes Preferred Stock shares issued to Kayne Anderson affiliates, Fred Kayne and KBB Retail Associates, Inc.

**
Includes Common Stock to be received by unsecured creditors in compromise of their claims in the Bankruptcy Case Proceedings and existing Common Stock.

***
Includes warrants to purchase Common Stock to be granted to Morgan Joseph and Kayne Anderson affiliates and Fred Kayne.

        Until the Closing Date, FAO will not issue additional equity not shown in this Schedule except pursuant the Agreement.

S-2

EXHIBIT A

CERTIFICATE OF DESIGNATION OF PREFERENCES
OF
SERIES I CONVERTIBLE PREFERRED STOCK
OF
FAO, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)

The undersigned, Jerry R. Welch and Raymond P. Springer, hereby certify that (1) they are the President and Chief Executive Officer, and the Chief Financial Officer and Secretary, respectively, of FAO, Inc., a Delaware corporation (the "Corporation"), and (2) under authority given by the Corporation's Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

WHEREAS, the Certificate of Incorporation provides for a class of shares known as "Preferred Stock," issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them;

WHEREAS, the Certificate of Incorporation provides that the Corporation is authorized to issue [Five Million (5,000,000)] shares of Preferred Stock;

WHEREAS, the Corporation has no shares of Preferred Stock currently outstanding and the Board of Directors of the Corporation desires to determine the rights, preferences, privileges and restrictions relating to a series of Preferred Stock and the number of shares constituting and the designation of such series; and

WHEREAS, the Board of Directors of the Corporation has determined that Fifty Thousand (50,000) shares of Preferred Stock shall be designated as Series I Convertible Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article Sixth of the Certificate of Incorporation, the Board of Directors hereby creates the Corporation's Series I Convertible Preferred Stock and determines the designation of, number of shares constituting, and the rights, preferences, privileges and restrictions relating to the Series I Convertible Preferred Stock as follows:

I.    Designation and Amount.    The number of shares constituting the Series I Convertible Preferred Stock, par value $0.001 per share (the "Series I Preferred Stock"), shall be Fifty Thousand (50,000) shares.

II.
Dividends and Distributions.

  A.    Dividends.    The holders of Series I Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds of the Corporation legally available therefor, on any shares of Series I Preferred Stock that have not been converted pursuant to Section IV, dividends, at the rate of sixty dollars ($60.00) per share per annum, or 6% per annum (the "Dividend Rate") of the liquidation preference of one thousand dollars ($1,000.00) per share, on the Series I Preferred Stock, which dividends shall be cumulative, shall accrue on a daily basis without interest from the date of issuance of the Series I Preferred Stock (or, in the case of dividends on PIK Shares (as defined below), from the date on which such PIK Shares were payable in lieu of cash dividends), and shall be payable semi-annually in arrears on December 1 and June 1 of each year (each a "Series I Payment Date"), commencing December 1, 2003 (except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding day that is a Business Day) to the holders of record as they appear on the stock transfer books of the Corporation on each November 15 and May 15 (each a "Record Date"). The accumulation and accrual of dividends on the Series I Preferred Stock shall occur regardless of whether the Corporation shall have funds legally available for the payment of dividends. The amount of dividends payable per share of Series I Preferred Stock for the initial dividend period and any period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Prior to December 23, 2005 the Corporation may, in lieu of the payment of dividends in cash on the Series I Preferred Stock, pay dividends on all outstanding shares of Series I Preferred Stock through the issuance of additional shares (or fractions thereof) of Series I Preferred Stock ("PIK Shares"), having an aggregate liquidation preference equal to the amount of such dividends and a conversion price equal to the Closing Price (as defined herein) on the relevant Series I Dividend Payment Date. On each such Series I Payment Date that the Corporation is to pay dividends in PIK Shares, the Corporation shall issue and deliver PIK Shares to the holders of Series I Preferred Stock entitled to such dividend payments or make a record of such dividend on books kept by the Corporation for such purpose and, upon request, issue and deliver PIK Shares to evidence any such record entry to the holder making such request. The issuance of such PIK Shares shall constitute "payment" of the related dividend for all purposes of this Certificate of Designation.

  In no event, so long as any Series I Preferred Stock shall remain outstanding, shall (i) any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Common Stock, or any other capital stock of the Corporation ranking junior as to the payment of dividends ("Junior Dividend Stock"), other than a dividend or distribution payable only in shares of Common Stock or Junior Dividend Stock, unless and until all accrued and unpaid dividends on the Series I Preferred Stock, including the full dividend for the then current period, shall have been paid or declared and set apart for payment, (ii) (A) except as set forth in clause (B) following, any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any other capital stock of the Corporation ranking on a parity as to the payment of dividends (the "Parity Dividend Stock"), for any period unless and until cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment of the Series I Preferred Stock and such Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends and (B) when dividends are not paid in full upon the Series I Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Series I Preferred Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Series I Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series I Preferred Stock and Parity Dividend Stock bear to one another, (iii) without the written consent of the Majority Holders, any shares of Common Stock, Junior Dividend Stock or Parity Dividend Stock be purchased or redeemed by the Corporation, nor (iv) any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, Junior Dividend Stock or Parity Dividend Stock. No cash dividend shall be declared or paid on any Common Stock unless at the same time a like proportionate dividend shall be declared or paid on the Series I Preferred Stock, to be determined on an as-converted basis with each holder of Series I Preferred Stock receiving such proportionate dividend based on the number of shares of Common Stock into which its shares of Series I Preferred Stock are convertible.

  B.    Liquidation Preference.    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series I Preferred Stock shall be entitled to receive with respect to each share, out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, plus a sum equal to One Thousand Dollars ($1,000.00) per share (the "Series I Preferred Liquidation Preference"), and no more, before any payment shall be made or any assets distributed to holders of Common Stock or any other capital stock of the Corporation ranking junior as to the payment upon liquidation, dissolution or winding up including, without limitation, all series of Preferred Stock hereafter issued by the Corporation (unless such later issued series has parity or is senior in priority, and has been permitted under Section III) (collectively, "Junior Liquidation Stock"). The Series I Preferred Stock shall be senior as to liquidation to the Common Stock and all Junior Liquidation Stock. In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series I Preferred Stock and any other class or series of the Corporation's capital stock which has or may hereafter have parity as to liquidation rights with the Series I Preferred Stock (the "Parity Liquidation Stock"), the holders of the Series I Preferred Stock and the holders of the Parity Liquidation Stock, if any, shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the Series I Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a merger, consolidation, or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section II.B. (unless in connection therewith the liquidation of the Corporation is specifically approved by the shareholders of the Corporation). The holder of any shares of Series I Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section II.B. until such holder shall cause to be delivered to the Corporation (i) certificate(s) representing such shares of Series I Preferred Stock and (ii) transfer instruments satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free and clear of any adverse interest.

III.    Voting Rights.    The holders of the Series I Preferred Stock shall be entitled to vote with the holders of the Common Stock with respect to each matter on which the holders of the Common Stock are entitled to vote, and such vote shall be determined on an as-converted basis with each share of Series I Preferred Stock providing its holder with a number of votes equal to the number of shares of Common Stock into which such share of Series I Preferred Stock is convertible.

        In addition, consent of the Majority Holders (unless the consent of a greater percentage is required by applicable law or the Certificate of Incorporation as then in effect), voting together as a single class, will be required for (a) each amendment of the Certificate of Incorporation as then in effect which adversely affects the relative rights, preferences, qualifications, limitations or restrictions of the Series I Preferred Stock, (b) any action that, except as contemplated herein, creates any new class or series of shares having preference over or being on a parity with the Series I Preferred Stock in respect of the payment of dividends, upon liquidation, dissolution or winding up of the Corporation, or (c) any reclassification of the Series I Preferred Stock. Notwithstanding the foregoing, no amendment of this Certificate of Designation shall affect the conversion rights granted under Section IV.A. with respect to any non-consenting holder of Series I Preferred Stock and no amendment shall take effect as to any such holder prior to a date that is 10 Business Days after receipt by such holder of notice from the Corporation of requisite consent to such amendment. Except for such consent rights and such voting rights as may be provided by applicable law or herein, the Series I Preferred Stock shall have no voting rights as a separate series except the right to vote as a separate series within the class of preferred stock as to any matters regarding the modification of the rights, privileges or terms of the Series I Preferred Stock. Any required vote of the Series I Preferred Stock as a separate series will be accomplished by the vote of a majority of the shares of such series. A class vote on the part of the Series I Preferred Stock specifically shall not be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to the Series I Preferred Stock in respect of the payment of dividends, upon liquidation, dissolution or winding up of the Corporation or (b) the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for stock ranking prior to the Series I Preferred Stock in respect of the payment of dividends, upon liquidation, dissolution or winding up of the Corporation.

        In addition, the holders of the shares of Series I Preferred Stock shall have such other voting rights as otherwise provided herein, including without limitation, Section V.

IV.    Conversion

  A.    Voluntary Conversion.

    (i)    Right to Convert.    Any time, and from time to time, each share of Series I Preferred Stock shall, at the option of the holder thereof, be convertible into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the Series I Preferred Liquidation Preference by [            ] cents ($0.[    ])1, as adjusted from time to time as provided herein (the "Conversion Rate") (provided that the Conversion Rate for PIK Shares shall be established pursuant to Section II.A.) and by surrender of such share of Series I Preferred Stock so to be converted in the manner provided in Section IV.A.(ii). The Series I Preferred Liquidation Preference divided by the Conversion Rate, as adjusted from time to time as provided herein, shall be referred to herein as the "Conversion Price."

1  This blank is filled by a number equal to 13 cents multiplied by the reverse stock split ratio. For example, if the reverse stock split ratio is 1:15 this blank would be filled with $1.95.

    (ii)    Mechanics of Voluntary Conversion.    In order to exercise the voluntary conversion privilege set forth in Section IV.A., the holder of one or more shares of Series I Preferred Stock to be converted shall surrender such shares to the Secretary of the Corporation at the Corporation's principal executive office, accompanied by the funds, if any, required to pay transfer or similar taxes and shall give written notice (the "Conversion Notice") to the Corporation that such holder elects to convert all or a specified number of such shares and stating in such Conversion Notice, his name or the name or names of his nominees in which he wishes the certificate or certificates for Common Stock to be issued, together with instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney. As promptly as practicable after the surrender of such shares of Series I Preferred Stock and the receipt of the Conversion Notice, instruments of transfer and funds to pay any transfer or similar tax, if any, as aforesaid, the Corporation shall issue and deliver at such offices to such holder of Series I Convertible Preferred Stock, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which such holder shall be entitled as aforesaid in accordance with Section IV.C. and, if less than the full number of shares of Series I Preferred Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Series I Preferred Stock evidenced by such surrendered certificate less the number of such shares of Series I Preferred Stock being converted. Any conversion made at the election of a holder of Series I Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of such shares to be converted, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

  B.    Mandatory Conversion.

    (i)    Trading Price Level.    On or after April 15, 2008, if the Closing Price per share of the Common Stock is 200% of the Conversion Price or greater for 20 consecutive trading days, and if all accrued but unpaid dividends on the Series I Preferred Stock shall have been paid in full, all outstanding shares of the Series I Preferred Stock (whether issued and outstanding or merely recorded as PIK Shares) shall automatically convert into fully paid and nonassessable shares of Common Stock at the Conversion Rate. For purposes of this Certificate of Designation, the term "Closing Price" on any day shall mean the last reported sales price on such day or, in case no such sale takes place on such day, the average of the reported closing high and low quotations, in each case on the principal national securities market or quotation system on which the Common Stock is then traded or quoted, or, if the Common Stock is then not so traded or quoted, the average of the high bid and low-asked quotations of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if no such quotations are available, the fair market value of the Common Stock as determined by any New York Stock Exchange member firm selected from time to time by the Board of Directors for such purpose.

    (ii)    Cash Payment of Remaining Dividends.    Prior to April 15, 2008, the Corporation may convert any or all of the outstanding shares of Series I Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Rate, upon the payment to the holders of such Series I Preferred Stock of cash in an amount equal to all accrued but unpaid dividends thereon to the date of conversion at the Dividend Rate plus the net present value (discounted at the Dividend Rate) of all dividends that would have accrued with respect to such Series I Preferred Stock between the date of conversion and April 15, 2008 pursuant to Section II.A hereof, assuming in each case that such dividends were payable in cash.

    (iii)    Mechanics of Mandatory Conversion.    Notice of any mandatory conversion of the Series I Preferred Stock ("Mandatory Conversion Notice") specifying the time of conversion, the Conversion Rate and the Closing Price history of the Common Stock or the cash payment of remaining dividends payable as PIK Shares, as applicable, and the paragraph pursuant to which such conversion is required, shall be mailed by certified or registered mail, return receipt requested, at the address for such holder shown on the Corporation's records. In the case of mandatory conversion made at the election of the Corporation, such Mandatory Conversion Notice shall be mailed not more than one hundred twenty (120) nor less than thirty (30) days prior to the date on which such conversion is to be made, with respect to the Series I Preferred Stock. Upon mailing any Mandatory Conversion Notice, the Corporation shall issue and deliver at its principal executive office to each holder of Series I Preferred Stock who returns his Series I Preferred Stock certificate, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which such holder shall be entitled as aforesaid in accordance with Section IV.C. Any conversion made at the election of the Corporation shall be deemed to have been made immediately prior to the close of business on the date of mailing of the Mandatory Conversion Notice, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. On the date of such mailing, the certificates representing the Series I Preferred Stock shall be null and void and shall no longer represent an interest in the Corporation and dividends shall cease to accrue thereon. Any Mandatory Conversion Notice that is mailed as provided in this subsection (iii) shall be conclusively presumed to have been duly given, whether or not the holder of the Series I Preferred Stock receives such notice; and failure to give such notice or any defect in such notice shall not affect the validity of the proceedings for the mandatory conversion of Series I Preferred Stock.

  C.    Fractional Shares.    No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series I Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any shares of Series I Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price of the Common Stock (as reported on the national exchange or quotation system on which the Common Stock is then traded or, if the Common Stock is not then traded on such an exchange or system, as determined in good faith by the Board of Directors of the Corporation) on the Business Day next preceding the day of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such shares.

  D.    Adjustments to Conversion Rate.    In the event that the Corporation sells Common Stock at a price below the fair market value of such Common Stock or issues options to purchase Common Stock at a price below the fair market value of the Common Stock on the date the option is granted (as determined by the Corporation's Board of Directors or any special committee of independent directors thereof), the Conversion Rate shall be adjusted to equal the product obtained by multiplying the Conversion Rate in effect immediately prior to such sale (or issuance) by the quotient obtained by dividing (i) the fair market value of a share of Common Stock at the time of such sale (or issuance) by (ii) the per share price at which such Common Stock was sold (or in the case of an option, the lowest price at which such option may be exercised).

  In the event of any split, distribution, recapitalization or combination of the Common Stock, or other similar event, then the Conversion Rate shall be adjusted so that the holder of a share of Series I Preferred Stock will receive upon surrendering such share for conversion the aggregate percentage of the outstanding shares of Common Stock that such holder would have received if the share had been submitted for conversion immediately prior to such split, distribution, recapitalization, combination, or other similar event.

  If the Corporation shall be party to any merger, consolidation, share exchange, separation, reorganization or liquidation of the Corporation, or other similar event (collectively, an "Event"), as a result of which Common Stock of the Corporation shall be changed into the same or a different percentage of the same or another type of Common Stock or securities of the Corporation or another entity, then the Conversion Rate shall be adjusted so that a holder submitting shares of Series I Preferred Stock for conversion after such Event shall receive the aggregate percentage and type of Common Stock or securities of the Corporation or another entity that such holder would have received if the share had been submitted for conversion immediately prior to such Event.

  E.    No Impairment.    The Corporation will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section IV and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series I Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of Common Stock on the conversion of the Series I Preferred

  Stock, and (ii) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock issuable after the action upon the conversion of all of the shares of Series I Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation and available for the purpose of issue upon such conversion.

  F.    Certificate as to Adjustments.    Whenever there shall be an adjustment to the Conversion Rate pursuant to Section IV (D), the Corporation shall forthwith notify the holders of Series I Preferred Stock of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated. The Corporation shall, as promptly as practicable following its receipt of the written request of any holder of shares of Series I Preferred Stock, furnish or cause to be furnished to such holder a like notice.

  G.    Notices of Record Date.    In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series I Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

V.    Events of Default and Right to Elect Directors.    If the Corporation is in material breach of any of its obligations under this Certificate of Designation, and the Corporation has not cured such breach within 30 days (ten days in the case of any payment default) of receipt of written notice thereof (an "Event of Default"), then the holders of the Series I Preferred Stock shall have the right, voting together as a single class, to elect the smallest number of directors constituting a majority of the authorized number of directors of the Corporation, and the holders of the Common Stock shall have the right to elect the remaining members of the Board of Directors. Such special voting rights shall terminate when all Events of Default have been cured. At any time after the right to elect directors is vested in Series I Preferred Stock, and at any time after such special voting rights terminate, the holders of 5% or more of the outstanding Series I Preferred Stock, as a single class, or the holders of 5% or more of the outstanding Common Stock, as the case may be, shall have a right to call a special meeting of shareholders for the election of directors. Such right shall be exercisable by delivering a written request for a special meeting to the Corporation at its principal executive office or to any senior officer of the Corporation. Within ten days after delivery of such written request, the Board of Directors shall call a special meeting of shareholders for the election of directors, to be held on not less than 30 days after receipt of the written request for a special meeting. If the notice is not given within 20 days after receipt of the request, the shareholders requesting the meeting may also call such meeting and for such purpose shall have access to the stock books and records of the Corporation. Upon the election of directors by the holders of the Series I Preferred Stock at a special meeting or by written consent, the terms of office of all persons who were directors immediately prior thereto shall terminate, and the directors elected by the Series I Preferred Stock shall constitute the directors of the Corporation until the next annual meeting or until a subsequent meeting of holders of Common Stock held after termination of the special voting rights of the Series I Preferred Stock. Upon the election of directors by the holders of the Common Stock at a special meeting held after termination of the special voting rights of the Series I Preferred Stock or by written consent made after such termination, the terms of office of all persons who were directors immediately prior thereto shall terminate, and the directors elected by the holders of Common Stock at the special meeting by the holders of the Common Stock shall constitute the directors of the Corporation until the next annual meeting.

VI.    Miscellaneous. This Certificate of Designation shall also be governed by the following:

  A.    Amendment and Waiver.    This Certificate of Designation may be amended or otherwise altered in accordance with applicable law and Section III. No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Certificate of Designation.

  B.    Reacquired Shares.    Any shares of Series I Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series.

  C.    Registration.    The Corporation shall keep at its principal executive office (or such other place as the Corporation reasonably designates) a register for the registration of Series I Preferred Stock. Upon the surrender of any certificate designated as Series I Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate (i) if prior to the conversion thereof, the number of shares of Series I Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), and (ii) if on or after the conversion thereof, the number of shares of Common Stock into which the shares of Series I Preferred Stock represented by such certificate have been converted, in each case subject to the requirements of applicable securities laws and any other applicable restrictions. Each such new certificate shall be registered in such name as shall be requested by the holder of the surrendered certificate.

  D.    Replacement.    Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit and indemnity of the registered holder, including a bond if so requested by the Corporation, shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, Series I Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is a financial institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate (i) if prior to the conversion thereof, a new certificate of like kind representing the number of shares of Series I Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate and (ii) if on or after the conversion thereof, a new certificate representing the number of shares of Common Stock represented by such lost, stolen or destroyed certificate and dated as of the applicable conversion date.

  E.    Definitions.    The following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

    "Affiliate" of a Person means a Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    "Business Day" means any day which is not a Saturday or a Sunday or a public holiday or a day on which banks are required or permitted to close under the laws of the State of California.

    "Common Stock" means the Common Stock of the Corporation, par value $0.001 per share.

    "Conversion Rate" shall have the meaning set forth in Section IV.A.(i).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect at any applicable time.

    "Kayne Holders" means Fred Kayne, Richard Kayne and their respective affiliates and successors.

    "Majority Holders" means Holders that hold not less than (sixty-six and sixty-seven one hundredths percent (66.67%) of the outstanding shares of Series I Preferred Stock.

    "Person" shall include an individual, a corporation, a limited liability company, an association, a partnership, a limited liability partnership, a trust or estate, a government or any agency or political subdivision thereof, or any other entity.

    "Preferred Stock Issuance Date" means the date on which the Corporation first issues any shares of Series I Preferred Stock.

  F.    Preemptive Rights.    The Series I Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

VII.    Notices.    All notices provided hereunder shall be in writing and shall be delivered by courier, messenger, registered or certified mail, return receipt requested, postage prepaid or by facsimile, receipt confirmed by sender and will be deemed to have been given when so mailed (or receipt confirmed in the case of a facsimile) (i) to the Corporation, at its principal executive office and (ii) to the holder of Series I Preferred Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder in notice to the Corporation conforming with this Section VII).

VIII.    Common Stock Reserved.    The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series I Preferred Stock.

        IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its duly authorized officers.

Date: April , 2003
Jerry R. Welch President and Chief Executive Officer
Date: April , 2003
Raymond P. Springer Secretary and Chief Financial Officer

EXHIBIT B
(face of security)

Number	Shares

FAO, INC., a Delaware Corporation

Series I Convertible Preferred Stock

Authorized: 50,000 shares of Series I Convertible Preferred Stock

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS, OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.

        THE SECURITIES, AND THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF, ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS AGREEMENT AMONG THE ISSUER AND THE ORIGINAL PURCHASERS OF THE SECURITIES.

        This Certifies that                                                                                                    is the holder of                      shares of the Capital Stock transferable only on the books of the Corporation by the holder hereof in person or by attorney for such holder upon surrender of this Certificate properly endorsed.

        In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed

        This              day of                                      A.D. 2003

Secretary	President

B-1

(reverse of security)

FOR VALUE RECEIVED                                                   HEREBY SELL, ASSIGN AND
TRANSFER UNTO:

(Insert Social Security or other
identifying number of assignee)

                                                                          SHARES REPRESENTED BY THE WITHIN
CERTIFICATE AND DO HEREBY IRREVOCABLY CONSTITUTE AND APPOINT
                                                                                                                           ATTORNEY TO
TRANSFER THE SAID SHARES ON THE SHARE REGISTER OF THE WITHIN NAMED
CORPORATION, WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

DATED                                                                    , 20

IN PRESENCE OF

Notice: The signature on this Assignment must correspond with the name as written upon the face of the Certificate in every particular without alteration or enlargement or any change whatever.

Conversion Notice

To convert all of the shares represented by this Certificate check the box: ☐

To convert only a part of the shares represented by this Certificate state the number of shares to be converted:

The undersigned hereby irrevocably elects to convert the number of shares indicated above of the Series I Convertible Preferred Stock represented by this Certificate into shares of the Common Stock of the Corporation (as such shares may be constituted on the conversion date) in accordance with the provisions of the Certificate of Incorporation of the Corporation, and amendments thereto, and directs that the shares deliverable upon the conversion be registered in the names(s) of the undersigned and delivered together with a check as to payment for any fractional shares and a certificate representing any shares of Series I Convertible Preferred Stock not converted to the undersigned unless a different name(s) has been indicated in the assignment form on this Certificate or in an assignment on any other permitted form which accompanies this Conversion Notice.

Dated: , 20
Fill in for the Registration of Shares
(Signatures)
Name	Notice: The signature on this Conversion Notice must correspond with the name as written upon the face of the Certificate in every particular without alteration or enlargement or any change whatever.
Address (including Zip)

B-2

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made as of April     , 2003 between FAO, Inc., a Delaware corporation (the "Company"), and the undersigned and those who may purchase the Securities (as defined) in the future (each individually a "Purchaser," and collectively the "Purchasers").

        WHEREAS, the Company and certain of the Purchasers have entered into a Securities Purchase Agreement dated as of the date hereof (the "Purchase Agreement"); and

        WHEREAS, pursuant to the Purchase Agreement, the Company and such Purchasers desire to enter into this Agreement to provide such Purchasers with certain registration rights and to address related matters;

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.
Registration Rights.

1.1
Demand Registration Rights.

(a)
Subject to the provisions of this Section 1.1, at any time after the date hereof, Purchasers holding (i) shares of the Company's Common Stock, $.001 par value (the "Common Stock") issued or issuable upon the conversion of at least $5 million in aggregate liquidation preference of Series I Convertible Preferred Stock (the "Series I Preferred Stock") issued by the Company to certain of the Purchasers pursuant to the Purchase Agreement (the number of such shares being the "Registration Threshold Number"), or (ii) the Registration Threshold Number of shares of Common Stock which holders had the benefit of registration rights prior to the Company's January 13, 2003 bankruptcy filing and which shares of Common Stock cannot be resold pursuant to Rule 144(k) promulgated under the Securities Exchange Act of 1934 (the "Prior Registrable Common Stock," and collectively with the Series I Preferred Stock, the "Securities"), may request registration for sale under the Securities Act of 1933, as amended (the "Act"), of all or part of the Securities. Within ten days after receipt of such demand notice, the Company shall notify the other holders of Securities that a demand registration request has been made. Within 15 days after such notification is sent by the Company, any holder of Securities (a "Joining Holder") may request participation in the registration demanded. After such fifteenth day, the Company shall, as expeditiously as practicable, notify the other holders of the Securities that such registration has been requested and use its best efforts (i) to file with the Securities and Exchange Commission (the "SEC") under the Act, a registration statement on the appropriate form (using Form S-3 or other "short form," if available) covering all the shares of Common Stock specified in the demand request and any request made by a Joining Holder and (ii) to cause such registration statement to be declared effective. The Company shall use its best efforts to cause each offering pursuant to this Section 1.1 to be managed, on a firm commitment basis, by a recognized regional or national underwriter. If the managing underwriter advises the Company or any holder electing to participate in the demand registration offering, as the case may be, in writing that in their opinion the amount of common stock requested to be included in such registration exceeds the amount which can be sold effectively in such offering, the common stock to be included shall be reduced pro rata among the electing holders based on the number of shares of common stock each requested to have included. The Company shall not be required to comply with more than two (2) requests by Purchasers for demand registration pursuant to this Section 1.1(a). The Company shall not be required to keep any such registration statement effective in excess of 60 days after it is declared effective by the SEC or after completion of the distribution of the Common Stock so registered, whichever is earlier. The Company shall not be required to effect a demand registration under the Act pursuant to Section 1.1(a) above if (i) the Company receives such request for registration within 120 days preceding the anticipated effective date of a proposed underwritten public offering of securities of the Company approved by the Company's Board of Directors prior to the Company's receipt of such request; (ii) within 180 days prior to any such request for registration, a registration of securities of the Company has been effected in which Purchasers had the right to participate pursuant to Section 1.2 hereof; or (iii) the Board of Directors of the Company reasonably determines in good faith that effecting such a demand registration at such time would have a material adverse effect upon a proposed sale of all (or substantially all) the assets of the Company, or a merger, reorganization, recapitalization, or similar transaction materially affecting the capital structure or equity ownership of the Company; provided, however, that the Company may only delay a demand registration pursuant to this Section 1.1(a)(iii) for a period not exceeding 90 days (or until such earlier time as such transaction is consummated or no longer proposed). The Company shall promptly notify Purchasers in writing of any decision not to effect any such request for registration pursuant to this Section 1.1(a), which notice shall set forth in reasonable detail the reason for such decision and shall include an undertaking by the Company promptly to notify Purchasers as soon as a demand registration may be effected.

  (b)
  Purchasers may withdraw a request for demand registration at any time before a registration statement is declared effective, in which event the Company shall withdraw such registration statement. If the Company withdraws a registration statement under this Section 1.1(b) in respect of a registration for which the Company would otherwise be required to pay expenses under Section 1.4 hereof, Purchasers shall be liable to the Company for all expenses of such registration specified in Section 1.4 hereof in proportion to the number of shares each of the Purchasers shall have requested to be registered, and Purchasers shall not be deemed to have requested a demand registration for purposes of Section 1.1(a) hereof.

1.2
Piggyback Registration Rights.

(a)
If at any time or times after the date hereof, the Company proposes to make a registered public offering of any of its securities under the Act, whether to be sold by it or by one or more third parties (including an offering pursuant to a demand registration under Section 1.1(a) hereof but excluding an offering registered on Form S-8, Form S-4, or comparable forms), the Company shall, not less than 45 days prior to the proposed filing date of the registration form, give written notice of the proposed registration to Purchasers, and at the written requests of Purchasers delivered to the Company within 20 days after the receipt of such notice, shall include in such registration and offering, and in any underwriting of such offering, all shares of Common Stock that may have been designated in Purchasers' requests.

(b)
If a registration in which Purchasers have the right to participate pursuant to this Section 1.2 is an underwritten offering for the account of the Company or for the account of a security holder (other than Purchasers) pursuant to the exercise of a demand registration right, and the managing underwriters advise the Company or such security holder, as the case may be, in writing that in their opinion the number of securities requested to be included in such registration, together with the securities being offered by the Company or such security holder, as the case may be, exceeds the number which can be effectively sold in such offering, the Company shall include in such registration (i) first, the securities of the Company or such security holder proposed to be sold, and (ii) second, to the extent possible, the Common Stock proposed to be sold by each of the Purchasers and any other selling shareholders, in proportion to the number of shares of Common Stock with respect to which they have requested registration.

1.3
Registration Procedures. The Company shall have no obligation to file a registration statement pursuant to Section 1.1 hereof, or to include shares of Common Stock owned by or issuable to any Purchaser in a registration statement pursuant to Section 1.2 hereof, unless and until such Purchaser shall have furnished the Company with all information and statements about or pertaining to such Purchaser in such reasonable detail and on such timely basis as is reasonably required by the Company in connection with the preparation of the registration statement. Whenever Purchasers have requested that any shares of Common Stock be registered pursuant to Section 1.1 or 1.2 hereof, the Company shall, as expeditiously as reasonably possible:

(a)
prepare and file with the SEC a registration statement with respect to such shares and use its best efforts to cause such registration statement to become effective as soon as reasonably practicable thereafter (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish counsel for the Purchasers with copies of all such documents proposed to be filed);

(b)
prepare and file with the SEC such amendments and supplements to such registration statement and prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than nine months (or two years, if the provisions of Rule 415 under the Act are available with respect thereto) or until the Purchasers have completed the distribution described in such registration statement, whichever occurs first;

(c)
furnish to the Purchasers such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), and such other document as the Purchasers may reasonably request;

(d)
use its best efforts to register or qualify such shares under such other securities or blue sky laws of such jurisdictions as the Purchasers request (and to maintain such registrations and qualifications effective for a period of nine months or until the Purchasers have completed the distribution of such shares, whichever occurs first), and to do any and all other acts and things which may be necessary or advisable to enable the Purchasers to consummate the disposition in such jurisdictions of such shares; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not be required but for this Section 1.3(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) file any general consent to service of process in any such jurisdiction;

(e)
notify the Purchasers, at any time during which a prospectus relating thereto is required to be delivered under the Act within the period that the Company is required to keep a registration statement effective, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such shares, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)
use its best efforts to cause all such shares to be listed on securities exchanges or interdealer quotation systems (including Nasdaq National Market), if any, on which similar securities issued by the Company are then listed;

(g)
enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Purchasers reasonably request (and subject to the

    Purchasers' reasonable approval) in order to expedite or facilitate the disposition of such shares; and

  (h)
  make reasonably available for inspection by the Purchasers, by any underwriter participating in any distribution pursuant to such registration statement, and by any attorney, accountant or other agent retained by the Purchasers or by any such underwriter, all relevant financial and other records, pertinent corporate documents, and properties (other than confidential intellectual property) of the Company; provided, however, that any information that is designated in writing by the Company, in good faith, as confidential at the time of delivery of such information shall be kept confidential by the Purchasers or any such underwriter, attorney, accountant or agent, unless such disclosure is made in connection with a court proceeding or required by law, or such information becomes available to the public generally or through a third party without an accompanying obligation of confidentiality.

1.4
Registration Expenses.

        The Company will pay all Registration Expenses of all registrations under this Agreement, provided, however, that if a registration under Section 1.1 is withdrawn at the request of the Purchasers (other than as a result of information concerning the business or financial condition of the Company that is made known to the Purchasers after the date on which such registration was requested) and if the requesting the Purchasers elect not to have such registration counted as a registration requested under Section 1.1, the Purchasers shall pay the Registration Expenses of such registration. For purposes of this Section, the term "Registration Expenses" means all expenses incurred by the Company in complying with this Section, including, without limitation, all registration and filing fees (other than National Association of Securities Dealers, Inc. filing fees pursuant to an underwritten offering), exchange listing fees, printing expenses, fees, and expenses of counsel for the Company and the reasonable fees and expenses of one firm or counsel selected by the Purchasers to represent them, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions.

1.5
Indemnity.

(a)
In the event that any shares of Common Stock owned by the Purchasers are sold by means of a registration statement pursuant to Section 1.1 or 1.2 hereof, the Company agrees to indemnify and hold harmless such Purchasers, each of their partners and their officers and directors, and each person, if any, who controls such Purchasers within the meaning of the Act (each such Purchaser, its partners and their officers and directors, and any such other persons individually an "Indemnified Person" and collectively "Indemnified Persons") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys' fees and disbursements, asserted against, resulting to, imposed upon or incurred by such Indemnified Person, directly or indirectly (in this Section 1.5 in the singular a "claim" and in the plural "claims"), based upon, arising out of or resulting from any untrue statement of a material fact contained in the registration statement or any omission to state therein a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as such claim is based upon, arises out of or results from information furnished to the Company in writing by such Purchaser for use in connection with the registration statement.

(b)
Each Purchaser agrees to indemnify and hold harmless the Company, its officers and directors, and each person, if any, who controls the Company within the meaning of the Act (each of the Company, its officers and directors, and any such other persons individually as an "Indemnified Person" and collectively "Indemnified Persons") from and against all claims based upon, arising out of or resulting from any untrue statement of a material fact contained in the registration statement or any omission to state therein a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, to the extent that such claim is based upon, arises out of or results from information furnished to the Company in writing by such Purchaser for use in connection with the registration statement.

  (c)
  The indemnification set forth herein shall be in addition to any liability the Company or a Purchaser may otherwise have to the Indemnified Persons. Promptly after actually receiving definitive notice of any claim in respect of which an Indemnified Person may seek indemnification under this Section 1.5, such Indemnified Person shall submit written notice thereof to either the Company or a Purchaser, as the case may be (an "Indemnifying Person"). The failure of the Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (a) such liability was caused or materially increased by such failure, or (b) the ability of the Indemnifying Person to reduce such liability was materially adversely affected by such failure. In addition, the failure of the Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have otherwise than hereunder. The Indemnifying Person shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise or settlement (without admitting liability of the Indemnified Person) of any such claim asserted, such defense, compromise or settlement to be undertaken at the expense and risk of the Indemnifying Person, and the Indemnified Person shall have the right to engage separate counsel, at such Indemnified Person's own expense, whom counsel for the Indemnifying Person shall keep informed and consult with in a reasonable manner. In the event the Indemnifying Person shall elect not to undertake such defense by its own representatives, the Indemnifying Person shall give prompt written notice of such election to the Indemnified Person, and the Indemnified Person may undertake the defense, compromise or settlement (without admitting liability of the Indemnified Person) thereof on behalf of and for the account and risk of the Indemnifying Person by counsel or other representatives designated by the Indemnified Person. Notwithstanding the foregoing, no Indemnifying Person shall be obligated hereunder with respect to amounts paid in settlement of any claim if such settlement is effected without the consent of such Indemnifying Person, which consent shall not be unreasonably withheld.

  (d)
  If for any reason the foregoing indemnity is unavailable to, or is insufficient to hold harmless, an Indemnified Person, then the Indemnifying Person shall contribute to the amount paid or payable by the Indemnified Person as a result of such claims, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Person and the Indemnified Person as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

1.6
Subsequent Registration Statements. The Company shall not cause or permit any new registration statements (except registration statements on Form S-8, S-4, or comparable forms) to become effective during the 90 days after the effective date of a registration statement covering shares of Common Stock owned by the Purchasers.

2.
Miscellaneous.

        2.1  Additional Actions and Documents. Each of the parties hereto hereby agrees to use its good faith best efforts to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

        2.2  Assignment. Any Purchaser may assign its rights under this Agreement to any assignee of the Securities (including any assignee of the Common Stock issued upon conversion of the Series I Preferred Stock); provided that no such assignment shall be effective unless and until the Company shall have received written notice thereof from such Purchaser.

        2.3  Entire Agreement; Amendment. This Agreement, including the other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, or discharge is sought.

        2.4  Limitation on Benefits. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto (and their respective successors and assigns) is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns.

        2.5  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        2.6  Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles).

        2.7  Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, including delivery by courier, telegram, telex, or facsimile transmission, addressed as follows:

(a)
If to the Company:

    FAO, Inc.
    2520 Renaissance Boulevard
    King of Prussia, PA 19406
    Attention: President
    Facsimile: (610) 278-7804

  with a copy (which shall not constitute notice) to:

    Fulbright & Jaworski L.L.P.
    865 S. Figueroa, 29th Floor
    Los Angeles, CA 90017
    Attention: Victor Hsu, Esq.
    Facsimile: (213) 680-4518

(b)
If to a Purchaser, to the address set forth in the Securities Purchase Agreement for such Purchaser.

        Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        2.8  Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

        2.9  Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of each party appear on each counterpart; but it shall be sufficient that the signature of each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of all of the parties hereto.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

FAO, INC.
By:
Jerry R. Welch President and Chief Executive Officer

EXHIBIT D

FORM OF SHAREHOLDERS AGREEMENT
TAG-ALONG RIGHTS AND DRAG-ALONG RIGHTS

        This SHAREHOLDERS AGREEMENT, dated as of April     , 2003 (this "Agreement"), among the holders (the "Holders") who have purchased the Series I Convertible Preferred Stock (the "Convertible Preferred Stock") of FAO, Inc. (the "Company") and the Company.

RECITALS:

        The Holders and the Company have entered into a Securities Purchase Agreement, dated as of April    , 2003 (the "Purchase Agreement"), pursuant to which, among other things, the Holders agreed to purchase the Preferred Stock.

        The Convertible Preferred Stock is convertible into shares (such shares as issued or issuable on conversion of the Convertible Preferred Stock, until registration of such shares, the "Conversion Shares") of common stock, with a par value of $0.001 per share, of the Company (the "Common Stock").

        As a condition to the Closing under the Purchase Agreement, the parties hereto have agreed to enter into this Agreement.

        In consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

          1.    Tag-Along Rights.    If any Holder proposes to sell or transfer ("Tag-Along Transfer") a number of Conversion Shares equal to or greater than the number of Conversion Shares that would be received upon conversion of 2,000 shares of Convertible Preferred Stock (which amount shall be adjusted to account for any dividends on, subdivisions of, or combinations of, Common Stock) held by such Holder to a Person who is not an Affiliate of such Holder ("Third Party"), in a single transaction or a series of related transactions, then, at least fifteen (15) days prior to any such Tag-Along Transfer, such Holder shall provide to all other Holders a notice (a "Tag-Along Notice") delivered to such Holders at their address set forth in the Purchase Agreement, explaining the terms and conditions of such Tag-Along Transfer (including the consideration to be paid) and identifying the name and address of the Third Party. If such notice is sent, then, upon the written request ("Tag-Along Request") of any such Holder (a "Requesting Holder") made within ten (10) days after the day the Tag-Along Notice is received by such Holder, the Holder proposing to make the Tag-Along Transfer shall cause the Third Party to purchase from each Requesting Holder a number of Conversion Shares equal to the product of (A) the quotient of (1) the total number of Conversion Shares to be Tag-Along Transferred divided by (2) the total number of Conversion Shares held by the Holder proposing the Tag-Along Transfer and all Requesting Holders, multiplied by (B) the total number of Conversion Shares the Requesting Holder has requested to have transferred. Such purchase shall be made on the same date and at the same price and on terms and conditions at least as favorable to Requesting Holders as the terms and conditions contained in the Tag-Along Notice delivered in connection with such proposed transaction. To the extent a Holder does not receive a Tag-Along Request with respect to Conversion Shares for which such Holder has provided a Tag-Along Notice within the time period noted above, the Holder providing the Tag-Along Notice may sell the shares proposed to be Tag-Along Transferred as set forth in the Tag-Along Transfer Notice.

          Each Requesting Holder shall effect its participation in a Tag-Along Transfer by promptly delivering to the Holder who proposed the Tag-Along Transfer (the "Proposing Holder"), for transfer to the Third-Party one or more certificates, properly endorsed for transfer, which represent the Conversion Shares the Requesting Holder has requested be transferred. Upon consummation of the Tag-Along Transfer, the Proposing Holder shall remit or arrange for direct transfer to the Requesting Holder that portion of the sale proceeds to which the Requesting Holder is entitled by reason of its participation in the Tag-Along Transfer.

          Notwithstanding the foregoing, Requesting Holders shall have no rights under this Section 1 with respect to any Tag-Along Transfer by a Holder to the extent such Tag-Along Transfer is (i) in the form of a distribution to withdrawing partners from such Holder or otherwise among Affiliates of such Holder; (ii) in connection with a call written against the stock held by any Holder or a put right written with respect to stock held by a Holder, the rights under this Section 1 shall not arise until exercise of such put or call; (iii) any bona fide gift, or (iv) a transfer to the Proposing Holder's ancestors, descendants or spouse, or to trusts for the benefit of such persons or the Proposing Holder.

          Any transferee of a Tag-Along Transfer shall take Conversion Shares free of the rights and obligations of this Section. Any transferee under a transfer not subject to this Section shall take pursuant to the immediately foregoing paragraph shall take Conversion Shares subject to the rights and obligations of this Section.

          2.    Drag-Along Rights.    In the event that the Company receives a bona fide purchase offer from a non-affiliate of the Company (an "Offeror") seeking to purchase the Company's outstanding equity, and (i) the Company's Board of Directors and (ii) Holders of not less than 50% of the Conversion Shares, consent to such purchase, all Holders of Conversion Shares shall sell their Conversion Shares (as Preferred Stock if such Preferred Stock has not yet been converted) to such offeror at the price so approved. At least twenty (20) but not more than ninety (90) days prior to any transfer to an Offeror (a "Drag-Along Transfer"), the Company shall provide to the Holders a notice (a "Drag-Along Notice") delivered to the Holders at their address set forth in the Purchase Agreement, explaining the terms and conditions of such Drag-Along Transfer (including the consideration to be paid), identifying the name and address of the Offeror and indicating the date that is fifteen (15) days after the mailing of the Drag-Along Notice (the "Response Date"). If such Drag-Along Notice is sent, then, on or before the Response Date, each Holder that consents to the Drag-Along Transfer shall provide written notice of such consent (the "Consent Notice") to the Company. Any Consent Notice may be revoked prior to the Response Date by sending an additional writing explicitly revoking such Consent Notice. If the Company receives unrevoked Consent Notices from the requisite Holders on or before the Response Date or any extension thereof (not to exceed thirty days), the Company shall promptly send a second notice to all Holders informing the Holders that the requisite Holders delivered Consent Notices. If requisite Holders deliver Consent Notices on or prior to the Response Date, the purchase shall be deemed to have been made on the closing of the Drag-Along Transfer without further action by the Company or any Holder.

          3.    Further Assurances.    The Holders shall cooperate fully with the Company to enable the parties to fulfill their obligations and responsibilities under, and obtain the benefits of, this Agreement. The Holders shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers as may be required or appropriate to carry out the provisions of this Agreement and to consummate, perform and make effective the transactions (including any Drag-Along Transfer) contemplated hereby.

          4.    Term.    This Agreement shall be effective as of the Effective Time and shall terminate on the date the Holders no longer hold any Conversion Shares (the "Term").

          5.    Amendments.    This Agreement may not be amended except in a writing signed by, or on behalf of, all parties hereto.

          6.    Notices.    All notices, consents, instructions and other communications required or permitted under this Agreement (collectively, "Notice") shall be effective only if given in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee). Notice shall be given:

  to the Holders at their address set forth in the Purchase Agreement.

  and to the Company at:

    FAO, Inc.
    2520 Renaissance Boulevard
    King of Prussia, PA
    Attention: Legal
    Tel: (610) 278-7800
    Fax: (610) 278-7804
    Email: kroyer@faoinc.com

  with required copy to (which, in and of itself, shall not constitute notice):

    Fulbright & Jaworski L.L.P.
    865 South Figueroa Street, 29th Floor
    Los Angeles, CA 90017
    Attention: Victor Hsu, Esq.
    Tel: (213) 892-9200
    Fax: (213) 680-4518
    Email: vhsu@fulbright.com

          7.    Governing Law.    This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

          8.    Specific Performance.    The Holders agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that, in the event of a breach or threatened breach of this Agreement, the Holders shall be entitled to specific performance, injunctive or other equitable relief, in addition to any other remedy available at law or in equity, without posting bond or other undertaking.

          9.    Non-Compliant Tag-Along Transfers.    The Holders agree that Tag-Along Transfers attempted to be made in violation of this Agreement shall be void. The Company agrees that it shall not (i) register Tag-Along Transfers of Conversion Shares on its books nor issue new stock certificates in connection with any such Tag-Along Transfer or (ii) remove or cause the removal of any legend with respect to legended Conversion Shares proposed to be Tag-Along Transferred, in each case, until it shall first have received a copy of a Tag-Along Notice with respect to the securities proposed to be Tag-Along Transferred and then only in accordance with such Tag-Along Notice and any related Tag-Along Request received after the Tag-Along Notice and prior to such action by the Company.

          10.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible, without invalidating or adjusting the remaining provisions hereof, and any such prohibition, unenforceability or adjustment in any jurisdiction shall not invalidate, render unenforceable or adjust such provision in any other jurisdiction.

          11.    Successors and Assigns; Assignment.    All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties.

          12.    Descriptive Headings.    The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          13.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by their respective duly authorized officers, as of the date first above written.

[Purchasers] By Its: FAO, INC. By Its:

QuickLinks

  Exhibit 10.2
SECURITIES PURCHASE AGREEMENT
TABLE OF CONTENTS
FAO, INC. SECURITIES PURCHASE AGREEMENT
SCHEDULE I
Schedule 2.3
Capitalization
EXHIBIT A
CERTIFICATE OF DESIGNATION OF PREFERENCES OF SERIES I CONVERTIBLE PREFERRED STOCK OF FAO, INC. (Pursuant to Section 151 of the Delaware General Corporation Law)
EXHIBIT B
FAO, INC., a Delaware Corporation Series I Convertible Preferred Stock
Conversion Notice
EXHIBIT C
REGISTRATION RIGHTS AGREEMENT
EXHIBIT D
FORM OF SHAREHOLDERS AGREEMENT TAG-ALONG RIGHTS AND DRAG-ALONG RIGHTS